Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of April 22, 2013, by and between SoupMan, Inc. , a Delaware corporation having its principal office at 1110- South Ave., Suite 100, Staten Island, NY 10314 (hereinafter referred to as the "Company"), and Lloyd Sugarman, currently residing at 115A —Pratt Street, Providence, Rhode Island (hereinafter referred to as "Executive").

W I T N E S S E T H

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, pursuant to the terms and conditions hereof;

NOW THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

1.      EMPLOYMENT. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions hereinafter set forth.

2.      TERM. The initial term of this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of (3) three years, subject to prior termination in accordance with the terms hereof. In the event that 80% of the sales projected for 2013 and/or any year thereafter are achieved, the term of this Agreement shall automatically extend in each such case for an additional one year. Thereafter, the term of this Agreement may be extended for such additional period or periods as shall be mutually agreed to in writing by Executive and the Company.

3.      DUTIES. Executive shall serve as the Chief Executive Officer of the Company, with duties and responsibilities commensurate with that position, which shall include, but not be limited to, managing the day-to-day business of the Company, lead the capital financing efforts for the Company and drive the franchise and branded business. In addition, Executive will be involved in hiring the day-to-day management staff and approving expenditures over $50,000. In the performance of his duties, Executive shall comply with the policies of and be subject to the reasonable direction of the Board of Directors of the Company. Executive's principal place of employment shall be in the New York Metropolitan area and notwithstanding that Executive shall be required to travel in the course of performing his duties. He shall not be required to move his permanent residence but commits to be in the Staten Island, New York office at least once per week and as needed. Executive shall serve on the Board of directors of the Company and attend all meetings of the Board.

The Executive agrees to devote his full-time working efforts to the performance of the business of the Company and of any of its subsidiaries by which he may be employed. It shall not be a violation of this Agreement for Executive to (a) serve on corporate, civic, charitable and professional boards and committees, (b) manage personal investments and businesses so long as they do not materially interfere with the performance of Executive's duties hereunder.

4.      COMPENSATION. As compensation for the services to be rendered by Executive hereunder, the Company agrees to pay or cause to be paid to Executive, and Executive agrees to accept, an annual salary of $150,000.00, payable in bi-weekly installments, and an annual bonus of up to $50,000, payable 30 days after the close of each year if the sales projection:5 established by the Board of Directors at the beginning of each year are met (Sales projections as approved by the Company for 2013 and 2014 are attached as Exhibit 1. The bonus is payable on a pro-rata basis if 80% of the projections are achieved). The Company shall also pay Executive the greater of $500 or 5% bonus for each co-branded franchise or franchise sold during the Executive's employment with Company. The salary mentioned above shall be initially paid at the rate of $75,000 until $2,000,000 in capital is raised. The unpaid salary shall accrue until such time as the above minimum funding happens at which time the accrued unpaid salary shall be paid.

Executive shall be granted 1,500,000 shares of common stock of the Company which shall vest as follows:

(i)            300,000 shares on signing
(ii)           300,000 shares on the first anniversary of this agreement;
(iii)         300,000 shares on the second anniversary of this agreement;
(iv)          300,000 shares on the third anniversary of this agreement;
(v)           300,000 shares upon the company being funded with at least $2 million.

Additional Sales Incentive: Executive shall be entitled to receive an additional bonus of 10,000 shares of Common Stock of the Company for each incremental $1,000,000 in net sales annually of the Company during the term of this agreement up to net sales of $50 million annually making the maximum bonus attainable 500,000 shares.

5.      EMPLOYEE BENEFITS. During the period Executive is employed hereunder, Executive shall be permitted to participate in all pension plans, stock option plans and similar benefits that are now or may become available to the other senior executives of the Company. During the period Executive is employed hereunder, Executive shall be entitled to 4 weeks paid vacation per year. The Company may obtain and maintain during Executive's employment, at its option and expense, "key man" life insurance on the life of Executive in an amount of $2,000,000. Executive shall be entitled to designate the beneficiary of $500,000 of such insurance.

6.      REIMBURSEMENT OF EXPENSES. During the period Executive is employed hereunder, the Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses advanced or expended by Executive or incurred by him for or on behalf of the Company in connection with his duties hereunder in accordance with its customary policies and practices.

7.      CAR ALLOWANCE. During the period Executive is employed hereunder, Executive shall be entitled to a car allowance of $600 per month.

8.      TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)        The Executives employment hereunder may be terminated at any time upon written notice by the Company, upon the occurrence of any of the following events during the term of this agreement:

(i)         the death of Executive;

(ii)        the disability of Executive (as defined in paragraph (b); For purposes hereof, the term "disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of two (2) months (whether or not consecutive) in any twelve (1 2) month period during the term of this Agreement. or

(iii)       the determination that there is cause (as hereinafter defined) for such termination. For purposes hereof, "cause" shall mean and be limited to, if one of the following events should occur during the employment term:

(A)       Executive is convicted in a court of law of a (i) felony or (i:i) any crime or offense involving material misuse or misappropriation of money or other property of Company; or

(B)        Executive breaches a material provision of this Agreement and such breach continues for a period of thirty (30) days after written notice of such breach is given to Executive by Company.

(b)        Executive may resign from his employment without good reason by notice to the Company at least sixty (60) days prior to the date of termination.

(i)         Executive shall have the right to terminate Executive's employment hereunder at any time for good reason. For purposes hereof, "good reason" shall mean, a reasonable determination by Executive that material breach by the Company of the terms of this Agreement has occurred, which breach is not cured promptly after notice thereof from Executive;

(c)      In the event that Executive's employment is terminated by Executive for any reason other than good reason, Executive will be entitled to only his accrued salary through the date of termination and nothing more.

(d)      In the event that Executive's employment is terminated by Executive for good reason, the Company shall (1) pay to Executive, within thirty (30) days after the date of termination, any accrued base salary, bonus, vacation pay, expense reimbursement and any other entitlements under this Agreement to the extent not previously paid and (ii) continue to provide benefits to Executive at least equal to those which would have been provided to him in accord- ance with the plans, programs, practices and policies which are applicable to other senior executives ("Welfare Benefit Continuation").

(e)      If Executive's employment is terminated by reason of Executive's death, this Agreement shall terminate without further obligation other than payment of all obligations to the date including the pro rata stock allocation for that year plus the proceeds of the life insurance if a policy is in effect.

 (f) If Executive's employment is terminated by reason of Executive's disability, this Agreement shall terminate without further obligation other than payment of (i) accrued obligations including the pro rata stock allocation for that year (ii) Welfare Benefit Continuation and (iii) Executive's base salary for a period of three months following termination.

9.      REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

The Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts, restrictive covenants or other restrictions preventing the performance of his duties hereunder_

10.    NON-COMPETITION.

 (a)      Executive agrees that during his term and upon expiration of or termination for any reason of this agreement or if he leaves the employ of the Company for any reason, for a period of one (1) year from the date of such termination of employment, he will not directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer or director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, render consulting services to, or have ar.Ly connection with, any business which is involved in the marketing or selling of primarily soup products. ("Competitive Business"), or solicit, call on or induce others to solicit or call on, directly or indirectly, any customers of the Company for the purpose of inducing them to purchase or sell a soup product or service which may compete with any soup product or service of the Company;

 (b)      If any portion of the restrictions set forth in paragraph (a) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

 (c)      Executive declares that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company.

11.     NON-DISCLOSURE OF CONFIDENTIAL INFORMATION; INVENTIONS.

 (a) Executive shall not, during the term of this Agreement, and at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known, to any person, firm or corporation, any confidential information acquired by him during the course of or as an incident to his employment hereunder, relating to the Company or any of its subsidiaries, the directors of the Company or its subsidiaries, any client of the Company or any of its subsidiaries, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary information, trade secrets, know-how, market studies and forecasts, competitive analyses, the substance of agreements with clients and others, client lists and any other documents embodying such confidential information. Confidential information shall not include information which: (i) is or becomes part of the public domain without breach of this Agreement; (ii) was known by Executive on a non-confidential basis prior to disclosure by the Company; (iii) is independently received by Executive without the use of confidential information; or (iv) is explicitly approved for release by written authorization of the Company. It shall not be a breach of the terms of this Agreement if Executive discloses confidential information that it is legally required to disclose provided that Executive promptly notifies the Company of such requirement and, if requested by the Company, reasonably cooperates in the Company's efforts to prevent or limit such disclosure.

 (b) All information and documents relating to the Company, its affiliates as hereinabove described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use his best efforts to prevent any publication or disclosure thereof Upon termination of Executive's employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company. Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protections, and reduced to practice, which are conceived or developed by Executive for the Company which relate to or result from the actual business, work, research or investigation of the Company shall be the sole and exclusive property of the Company. Executive will do all things reasonably requested by the Company to assign to and vest in the Company the entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof.

14.     RIGHTS UPON BREACH. Executive recognizes that the services to be rendered by him hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Executive, the Company shall be entitled to injunctive relief, without the obligation of posting a bond, or any other legal or equitable remedies. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

15.     AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

16.     GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of New York. Executive and the Company hereby irrevocably consent to the jurisdiction of any New York State or Federal court located in Staten Island over any action or proceeding arising out of any dispute between Executive and the Company, and Executive further irrevocably consents to the service of process in any such action or proceeding by the mailing of a copy of such process to Executive at the address set forth above.

17.     SEVERABILITY. The holding of any provision of this Agreement to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

18.     NOTICES. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and sent by certified mail to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

19.     WAIVER OR BREACH. It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

20.     ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.

21.     ASSIGNMENT. This Agreement may not be transferred or assigned by either party without the prior written consent of the other party.

22.     SURVIVAL. The termination of Executive's employment hereunder shall not affect the enforceability of Sections 11, 12, 13 and 14 hereof.

23.     FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

24.     HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

25.     COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together, shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

SOUPMAN, INC.

	By:	/s/ Arnold Casale
Arnold Casale CEO

/s/ Lloyd Sugarman		/s/ Robert N. Bertrand
Lloyd Sugarman		Robert N. Bertrand
Executive		President & CFO